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                                                                     Exhibit 15


            DISTRIBUTION PLAN OF NATIONWIDE INVESTING FOUNDATION III
                          (Effective March ____, 1998)

     Section 1. The Distribution Plan (the "Plan") constitutes the distribution plan of Class A and Class B shares of Nationwide Mid Cap Growth Fund, Nationwide Growth Fund, Nationwide Fund, Nationwide Bond Fund, Nationwide Tax-Free Income Fund, Nationwide Intermediate U.S. Government Fund, Nationwide Long-Term U.S. Government Fund, and the Nationwide S&P 500 Index Fund (collectively, the "Funds"), each a series of Nationwide Investing Foundation III (the "Trust"), and is adopted pursuant to Rule 12b-1, as amended, under the Investment Company Act of 1940 (the "1940 Act").

     Section 2. Subject to the limitations on the payment of asset-based sales charges set forth in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc., the Funds shall pay amounts not exceeding a maximum amount of:

          .25% of the daily net assets of Class A Shares of all the Funds except the Nationwide S&P 500 Index Fund; and 1.00% of the daily net assets of the Class B Shares of the Nationwide Mid Cap Growth Fund, Nationwide Growth Fund and Nationwide Fund, and .85% of the daily net assets of the Class B Shares of the Nationwide Bond Fund, Nationwide Tax-Free Income Fund, Nationwide Intermediate U.S. Government Fund and Nationwide Long-Term U.S. Government Fund; and .07% of Local Fund Shares of the Nationwide S&P 500 Index Fund

to Nationwide Advisory Services, Inc. (the "Underwriter") for activities or expenses primarily intended to result in the sale of the classes including, but not limited to, compensation to registered representatives and other personnel of the Underwriter, its affiliates, or broker-dealers, incremental costs of prospectuses and periodic shareholder reports for distribution to other than existing shareholders, advertising, and preparation and distribution of sales literature.

     Section 3. This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of each of the Funds, if adopted after any public offering of such shares, or by the vote of the Board of Trustees of the Trust, as described in
Section 4 of the Plan.

     Section 4. This plan shall not take effect until it has been approved together with any related agreements of the Funds (by votes of the majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or any agreements of the Funds or any other person related to this Plan (the "Rule 12b-1 Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

     Section 5. Unless sooner terminated pursuant to Section 8, this Plan shall continue in effect for a period of one year from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 4.
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     Section 6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Trustee's Board and the Board shall review at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 7. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding shares of each of the Funds.

     Section 8. Any agreement of the Funds related to this Plan shall be in writing, and shall provide:

     A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of the outstanding shares of each of the Funds on not more than sixty days written notice to any party to the agreement; and

     B. That such agreement shall terminate automatically in the event of its assignment.

     Section 9. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 hereof unless such amendment is approved in the manner provided in Section 3 hereof and pursuant to any specific approval requirements under Rule 12b-1, as applicable. No material amendment to this Plan shall be made unless approved in the manner provided for in Section 4 hereof.

     Section 10. The provisions of the Plan are severable for each class of a series of the Funds and action must be taken separately for each class.